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Code of Ethics - Americas
SUMMARY AND SCOPE
What the Code is about
Helping to ensure that Nuveen and TIAA Employees place the
interests of Nuveen clients ahead of their own personal
interests.
Who the Code applies to and what the
implications are
This Code applies to individuals in the following categories:
•Nuveen Employees based in the US or Canada (except
employees of Nuveen Natural Capital, unless the local/
designated Chief Compliance Officer and Nuveen Ethics
Office determine otherwise).
•Employees of any US-registered investment adviser who
are based outside the US.
•Consultants, interns, and temporary workers based in the
US or Canada whose contract length is 90 days or more,
unless the Nuveen Ethics Office determines otherwise.
•TIAA Employees, consultants, interns, and temporary
workers designated as Access Persons by a Nuveen
Funds Chief Compliance Officer or the Nuveen Ethics
Office.
Independent directors and trustees of the CREF/VA-1 and
Nuveen Fund Complex have their own Code of Ethics and are
not subject to this one.
For individuals who are subject to the Code, there are two
designations with different implications: Access Person and
Investment Person.
ACCESS PERSON
All Nuveen Employees and TIAA Employees who are subject
to the Code are considered Access Persons, since they have,
or could have, access to non-public information about
securities transactions and other investments, holdings, or
recommendations for Affiliate-Advised Accounts or Portfolios.
Key characteristics of this designation. An individual
may be considered an Access Person of multiple advisers
affiliated with Nuveen, or of only one. If your regular duties give you access to non-public information, or you are an officer of a Nuveen sponsored or branded fund, your
Nuveen Compliance | July 30, 2025
personal trading is generally monitored only against the
trading activity of the specific adviser(s) or Affiliated Funds with which you are involved. For other employees, personal
trading is typically monitored against the trading activities of all Nuveen US advisers. You will generally not be
permitted to execute transactions in a security on any day
when an Affiliate-Advised Account or Portfolio managed by
the adviser(s) that you are monitored against has a pending
buy or sell order for that security at the time of your pre-
clearance request.
INVESTMENT PERSON
An Access Person who meets any of the following criteria will in addition be considered an Investment Person:
•The Access Person is a Portfolio Manager, Research Analyst
or Research Assistant, or they otherwise participate in
making recommendations or decisions concerning the
purchase or sale of securities in any Affiliate-Advised
Account or Portfolio.
•The Access Person has been designated an Investment
Person by the affiliate Chief Compliance Officer or the
Nuveen Ethics Office.
Key characteristics of this designation. The vast
majority of Investment Persons are employees of Nuveen’s
investment advisers.
An Investment Person is prohibited from transacting
in securities during the period starting 7 calendar days
before, and ending 7 calendar days after, any trade in an
Affiliate-Advised Account or Portfolio for which he/she has
responsibility. In addition, an Investment Person’s personal transactions will be reviewed for conflicts in the period
starting 7 calendar days before, and ending 7 calendar days
after, all trades by their associated investment adviser(s). In some cases, the Investment Person may be required to reverse a trade and/or forfeit an appropriate portion of any profit as determined by the Nuveen Ethics Office. These consequences
can apply regardless of whether the trade was pre-cleared.
The personal trading of Investment Persons is generally only monitored against the trading activity of the specific adviser(s)
for which they have been designated an Investment Person.

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Important to understand
Some of our affiliated investment advisers may
have supplemental policies of their own that impose
additional rules on the same topics covered in this
Code. Check with your manager or local/designated Chief
Compliance Officer if you have questions.
Personal trading is a privilege, not a right. Nuveen and
TIAA Employees are expected to follow the law and adhere to
the highest standards of behavior—including with respect to
personal trading. Any violation of the Code could have severe adverse effects on you, your co-workers, and Nuveen. You may be held personally liable for your conduct and be subject to fines, regulatory sanctions, and even criminal penalties.
Because Nuveen can restrict your trading or take actions such as forcing you to hold a position or to disgorge profits, personal trading carries risks beyond normal market risks.
Some requirements in this Code apply to Household
Members. Each Household Member (see “Terms with Special
Meanings” below) is subject to the same personal trading
restrictions and requirements that apply to his/her related
Nuveen and TIAA Employees.
The Code does not address every ethical issue that
might arise. If you have any doubt at all after consulting the
Code, contact the Nuveen Ethics Office for direction.
The Code applies to appearance as well as substance.
Always consider how any action might appear to an outside
observer (such as a client or regulator).
You are expected to follow the Code both in letter
and in spirit. Literal compliance, such as pre-clearing a
transaction, does not necessarily protect you from liability for conduct that violates the spirit of the Code. If you have questions about how to comply with this Code, consult the
Nuveen Ethics Office.

WHO TO CONTACT
Nuveen Ethics Office (Americas)

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TERMS WITH SPECIAL MEANINGS
Within this policy, these terms are defined as follows:
Affiliate-Advised Account or Portfolio Any Affiliated
Fund, or any portfolio or client account advised or sub-
advised by Nuveen.
Affiliated Fund Any TIAA-CREF or Nuveen branded or
sponsored open-end fund, closed-end fund, or Exchange
Traded Fund (ETF), and any third-party fund advised or
sub-advised by Nuveen.
Automatic Investment Plan Any program, such
as a dividend reinvestment plan (DRIP), under which
investment account purchases or withdrawals occur
according to a predetermined schedule and allocation.
Beneficial Ownership Any interest by which you or
any Household Member—directly or indirectly—derives a
monetary benefit from purchasing, selling, or owning a
security or account, or exercises investment discretion.
You have Beneficial Ownership of securities held in accounts in your own name, or any Household Member’s name, and
in all other accounts over which you or any Household
Member exercises or may exercise investment decision-
making powers, or other influence or control, including
trust, partnership, estate, and corporate accounts or other
joint ownership or pooling arrangements.
Code This Code of Ethics.
Domestic Partner An individual who is neither a relative
of nor legally married to a Nuveen or TIAA Employee but
shares a residence and is in a mutual commitment similar to
marriage with such employee.

Federal Securities Laws The applicable portions of any
of the following laws, as amended, and of any rules adopted
under them by the Securities and Exchange Commission or
the Department of the Treasury:
•Securities Act of 1933.
•Securities Exchange Act of 1934.
•Investment Company Act of 1940.
•Investment Advisers Act of 1940.
•Sarbanes-Oxley Act of 2002.
•Title V of the Gramm-Leach-Bliley Act.
•The Bank Secrecy Act.
Household Member Any of the following who reside, or
are expected to reside for at least 90 days a year, in the same household as a Nuveen or TIAA Employee:
•Spouse or Domestic Partner.
•Sibling.
•Child, stepchild, grandchild.
•Parent, stepparent, grandparent.
•In-laws (mother, father, son, daughter, brother, sister).
Independent Director Any director or trustee of an
Affiliated Fund who is not an “interested person” within the meaning of Section 2(a)(19) of the Investment Company Act
of 1940, as amended.
Managed Account Any account, including robo-advised
accounts, in which you or a Household Member has
Beneficial Ownership and for which you have delegated full
investment discretion in writing to a third-party broker or
investment manager.
Nuveen Nuveen, LLC and all of its direct or indirect
subsidiaries worldwide.

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TERMS WITH SPECIAL MEANINGS (continued)
Nuveen Employee Any full- or part-time employee of
Nuveen, and any consultants, interns or temporary workers
designated by the Nuveen Ethics Office.
Private Placement Any offering exempt from registration
under the Securities Act of 1933, such as a private equity
investment, hedge fund, or limited partnership. A private
investment in public equity (PIPE) is also considered a
Private Placement.
Reportable Account Any account for which you or
a Household Member has Beneficial Ownership AND
in which securities can be bought, sold or held. This
includes, among others:
•All brokerage, IRA, custodial and trust accounts.
•All Managed Accounts.
•All 529 College Savings Plan accounts.
•Any employer sponsored retirement plan account (e.g.
401(k), 403(b)) that permits transactions in any
Reportable Security, or is held with a bank or broker-
dealer, including TIAA 401(k) plan accounts.
•Any direct holding in an Affiliated Fund.
•Any health savings account (HSA) that permits the
purchase of any security, including a TIAA HSA
administered by HealthEquity.
•Any employee stock purchase plan (ESPP) or employee
stock ownership plan (ESOP).
The following are NOT considered Reportable Accounts:
•Charitable giving accounts.
•Accounts held directly with a mutual fund complex or
mutual fund- only platform that are not held at a bank or
broker-dealer, and in which open-end, non-Affiliated
Funds are the only possible investment.
•Any cash management account in which a security
cannot be purchased or sold.
•Any accounts that can invest only in cryptocurrency such
as Bitcoin or Ethereum.
Reportable Security Any security EXCEPT:
•Direct obligations of the US government (indirect
obligations, such as Fannie Mae and Freddie Mac
securities, are reportable).
•Certificates of deposit, bankers’ acceptances, commercial
paper, and high quality short-term debt (including
repurchase agreements).
•Money market funds.
•Open-end funds that are not Affiliated Funds.
•Note that closed-end funds are Reportable Securities.
•Note that direct investments in cryptocurrency, such
as Bitcoin, are not considered to be a security and are
therefore not reportable.
Reportable Transaction Any transaction involving a
Reportable Security EXCEPT:
•Transactions in Managed Accounts. Section 16 Persons:
Transactions involving Nuveen closed-end funds in any of
your Managed Accounts are reportable.
•Transactions under an Automatic Investment Plan; note
that transactions that override the pre-set schedule or
allocation are reportable.
•Dividends.
•Interest Accrued.
Section 16 Person Section 16 of the Exchange Act and
the rules thereunder impose certain obligations on persons
specified in section 30(h) of the Investment Company Act of
1940, as well as insiders of any public company that trades
on a national stock exchange (such as a Nuveen closed-end
fund). For purposes of Section 16, an “insider” is:
•A director of a public company.
•A designated officer of a public company.
•A person who beneficially owns 10% or more of any class
of equity security that is registered under Section 12 of
the Exchange Act.
•A portfolio manager of a Nuveen closed-end fund.
Persons subject to Section 16 include, but are not limited to, portfolio managers of the Nuveen closed-end funds.
TIAA Employee Any full- or part-time employee of
TIAA, any consultants, interns and temporary workers as
designated by the Nuveen Ethics Office.
GENERAL RESTRICTIONS AND REQUIREMENTS
BASIC PRINCIPLES
1.Never abuse a client’s trust, rights, or interests.
This means you must never do any of the following:
•Engage in any plan or action, or use any device,
that would defraud or deceive a client.
•Make any material statements of fact that are
incorrect or misleading, either as to what they
include or omit.
•Engage in any manipulative practice.
•Use your position (including any knowledge or access to
opportunities you have gained by virtue of your position)
to personal advantage or to a client’s disadvantage. This
would include, for example, front-running or tailgating
(trading directly before or after the execution of a large
client trade order), or any attempt to influence a client’s
trading to enhance the value of your personal holdings.
•Conduct personal trading in any way that could be
inconsistent with your fiduciary duties to a client (even if it does not technically violate the Code).

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2.Handle conflicts of interest appropriately. This
applies not only to actual conflicts of interest, but also
to any situation that might appear to an outside observer
to be improper or a breach of fiduciary duty.
3.Keep confidential information confidential.
Always properly safeguard any confidential information
you obtain in the course of your work. This includes
confidential information related to any of the following:
•Any Affiliate-Advised Account or Portfolio and any
other financial product offered or serviced by
Nuveen.
•New products, product changes, or business initiatives.
•Past, current, and prospective clients, including
their identities, investments, and account activity.
“Keeping information confidential” means using
discretion in disclosing information as well as guarding
against unlawful or inappropriate access by others.
This includes:
•Making sure no confidential information is visible
on your computer screen and desk when you are not
there.
•Not sharing passwords with others.
•Using caution when discussing business in any
location where your conversation could be
overheard. Confidential information may be
released only as required by law or as permitted
under the applicable privacy policy(ies). Consult
the Nuveen Ethics Office or your local/designated
CCO before releasing any confidential
information.
4.Handle Material Non-Public Information
properly. Follow all terms described in “Material Non-
Public Information” below. Be aware that any failure to
handle such information properly is a serious offense and
may lead to disciplinary action from Nuveen or TIAA as
well as serious civil or criminal liability.
5.Comply with Federal Securities Laws. Any
violation of these laws is punishable as a violation of
the Code.
6.Never do anything indirectly that, if done
directly, would violate the Code. Such actions will be
considered the equivalent of direct Code violations.
7.Promptly alert the Nuveen Ethics Office or
your local/designated CCO of any actual or
suspected wrongdoing. Examples of wrongdoing
include violations of the Federal Securities Laws, misuse
of corporate assets, misuse of confidential information,
or other violations of the Code. If you prefer to report
confidentially, call the TIAA Confidential Helpline at
1-877-774-6492. Note that failure to report suspected
wrongdoing in a timely fashion is itself a violation of the
Code.

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PRE-CLEARANCE AND HOLDING
REQUIREMENTS
8.Pre-clear any trade in Reportable
Securities, including certain Affiliated
Funds (see box on next page for additional
information).
If your trade requires pre-clearance, request
approval through the StarCompliance system
(StarCompliance) before you or any Household
Member places an order to buy or sell any
Reportable Security. Any approval you receive
expires at the end of the day it was granted;
however, you may place after-hours trades in
international markets until 11:59 PM local
time on that day. When requesting pre-
clearance, follow this process:
•Request pre-clearance on the same day you
want to trade, during standard US trading
hours (9:30 AM to 4:00 PM ET). Be sure your
pre-clearance request is accurate as to
security and direction of trade.
•Wait for approval to be displayed before trading.
If you receive approval, you may only trade that
same day, and only within the scope of approval.
If you do not receive approval, do not trade.
•Place day orders only. Do not place good-till-
canceled orders or limit orders that expire
beyond the day of pre-clearance approval. You
may place orders for an after-hours trading
session or in foreign markets using that day’s pre-
clearance approval, but you must not place any
order that could remain open into the next day’s
trading session.
9.Hold positions in securities that are subject
to pre-clearance for 60 calendar days or be
prepared to forfeit any gains. Several
things to note:
•You may be required to surrender any gains
realized (net of commissions) through a
violation of this rule.
•The 60-day holding requirement is tested on
a last-in-first-out basis, across all of your
holdings (not just within individual
accounts).
•The 60-day holding requirement extends to any
options or other transactions that may have the
same effect as a purchase or sale, and to all
Reportable Securities except Exchange Traded
Funds (ETFs), Exchange Traded Notes (ETNs),
Unit Investment Trusts (UITs), and open-end
Affiliated Funds. Note that trading in single
stock ETFs is prohibited.
•Closed-end funds, including Nuveen branded
or sponsored closed-end funds, are subject to
the 60-day holding requirement.
•You may sell the security on the 60th day after purchase,
provided you obtain pre-clearance or an approved
exemption applies.
•You may re-purchase a security immediately after
executing a sale of that same security subject to pre-
clearance approval, which will trigger a new 60 calendar
day holding period.

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•You may close a position at a loss at any time
provided pre-clearance approval has been
obtained, or an approved exemption applies. If
your pre-clearance has been denied, it is advisable
that you contact the Nuveen Ethics Office if you
are seeking to sell at a loss within 60 days of your
purchase. Note that if there are conflicts with any
other provisions of the Code, your pre- clearance
denial will not be overridden.
10.Comply with trading restrictions described in the
prospectuses for all Affiliated Funds. This includes
restrictions on frequent trading in shares of any open-end
Affiliated Fund.
11.Pre-clear any transaction in a Managed Account
that involves your influence. You must also
immediately consult with the Nuveen Ethics Office to
discuss whether the account in question can properly
remain classified as a Managed Account.
12.Obtain the required approvals before any
transaction in a Private Placement, including
PIPEs. Participation and approval for all transactions in
Private Placements advised or sub-advised by Nuveen, is
facilitated by the Nuveen Employee Investment Program
(NuveenEIP@nuveen.com).
For all other Private Placements, you must obtain
approval for initial and subsequent commitments to
invest but not sales/redemptions. Be aware that sales/
redemptions are Reportable Transactions. Approval
is required even if the investment is made in a
Managed Account.

WHAT NEEDS TO BE PRE-CLEARED
Pre-clearance required
•All actively initiated trades in Reportable Securities, except those listed here under “Pre-clearance not required.”
•Note that all closed-end funds, regardless of the
underlying investments or fund structure (e.g. trust),
including Nuveen branded or sponsored closed-end funds,
require pre-clearance.
•The sale of restricted stock or employee stock options
accrued during prior employment or a Household
Member’s employment require pre-clearance. If pre-
clearance is denied, you may contact the Nuveen Ethics
Office to request reconsideration.
•You may liquidate a position recently acquired through
inheritance or a spin-off, subject to pre-clearance
approval. If your pre-clearance has been denied, you may
contact the Nuveen Ethics Office to seek an exemption.
Be aware that pre-clearance can be withdrawn even after
it has been granted, and even after you have traded, if
Nuveen later becomes aware of Affiliate-Advised Account
or Portfolio trades whose existence would have resulted in
denial of pre-clearance. In these cases, you may be required to reverse a trade and/or forfeit an appropriate portion of
any profit, as determined by the Nuveen Ethics Office.
Be aware that trades initiated by a broker to address the
financial standing of an account can result in violations
and will generally not be protected by the Code’s “actively
initiated trade” language for trades requiring pre-
clearances. Examples include, but are not limited to,
brokers initiating trades in margin accounts, brokers
initiating trades to cover account fees, and brokers initiating trades to remediate a minimum or negative cash balance
in an account.

Pre-clearance not required
•Shares of any open-end mutual fund (including open-end
Affiliated Funds).
•ETFs, ETNs, UITs (including options on ETFs and ETNs).
Note that trading in single stock ETFs is prohibited.
•CDs and commercial paper.
•Securities acquired or disposed of through actions outside
your control or issued pro rata to all holders of the same class of investment, such as automatic dividend reinvestments,
stock splits, mergers, spin-offs, or rights subscriptions.
•The automatic exercise or liquidation by an exchange of a
derivative instrument upon expiration or the delivery of
securities pursuant to a written option that is exercised
against you, and the assignment of options.
•Sales pursuant to a bona fide tender offer.
•Trades made through an Automatic Investment Plan that
have been disclosed to the Nuveen Ethics Office in advance.
•Trades in a Managed Account (except that you must
pre-clear any trades that involve your influence, any
initial purchases of Private Placements, purchases in
any security in an initial public offering, any sales or
redemptions of Private Placements that are branded,
sponsored, advised or sub-advised by Nuveen, and any
trades in Nuveen closed-end funds if you are a Section
16 Person).
•Foreign currencies, including futures.
•Commodity instruments.
•Index options and index futures.
•Direct investments in cryptocurrencies.
•Crypto instruments that are comprised of and invest solely in cryptocurrencies.

OTHER RESTRICTIONS
13.Never knowingly trade any security being traded
or considered for trade by any Affiliate-Advised
Account or Portfolio. This applies to employee
transactions in securities that are exempt from pre-
clearance and includes equivalent or related securities.

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For example, if a company’s common stock is being
traded, you may face restrictions on trading any of
the company’s debt, preferred, or foreign equivalent
securities, and from trading or exercising any options
based on the company’s securities.

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14.Always prioritize client trades over
personal trades. Your fiduciary duties to the
client are far more important than your personal
trading, which is a privilege and not a right. Never
delay or in any way alter the timing or terms of a
client trade for your personal benefit.
15.Do not engage in trading that involves any
single stock ETFs, options on single stock
ETFs or single stock futures.
16.Do not engage in uncovered short sales
of individual securities.
17.You may trade options on individual securities,
subject to the 60-day holding period. Options
traded must have an expiration of at least 60 days from
the date that you enter into the contract. You are not
permitted to close an option at a profit within 60 days of
having entered into the contract. The option contract can
be closed in less than 60 days at a loss, provided pre-
clearance approval has been obtained.
18.Never participate in an investment club or
similar entity.
19.Do not engage in excessive or inappropriate
trading activity. Never let personal trading
interfere with your professional duties. The
Nuveen Ethics Office will monitor for potentially
excessive or inappropriate trading and notify your
manager and your local/designated CCO for assessment.
20.Pre-clear the sale of securities in a margin
account. Margin accounts are permitted; however, you
must obtain pre-clearance when selling to meet a margin
call, even if the transaction is initiated by a broker.
21.Never purchase an IPO without advance
approval. This includes Managed Accounts. Equity IPO
participation is generally prohibited but approval may be
granted in special circumstances, such as when:
•You already have equity in the company and are
offered shares.
•You are a policy holder or depositor in a company that
is demutualizing.
•A Household Member has been offered shares
as an employee.
Purchases of initial offerings of SPACs, fixed income
securities, convertible securities, preferred securities,
open- and closed-end funds, commodity pools, and
secondary equity offerings are generally permitted
subject to pre-clearance in StarCompliance.

MATERIAL NON-PUBLIC INFORMATION
What is Material Non-Public Information?
Material Non-Public Information is defined as information
regarding any security, securities-based derivatives or
issuer of a security that is both material and non-public.
Information is material if either of the following are true:
•A reasonable investor would likely consider it important
when making an investment decision.
•Public release of the information would likely affect the
price of a security.
Information is generally non-public if it has not been
distributed through a widely used public medium, such
as a press release or a report, filing or other periodic
communication.
Restrictions and requirements
•Any time you think you might have, or may be about to,
come into possession of Material Non-Public Information
(whether in connection with your position at Nuveen or
TIAA or not), alert the Nuveen Ethics Office.
Alternatively, you may alert your local/designated CCO or
Legal office, who in turn must promptly notify the
Nuveen Ethics Office. Follow the instructions you are
given.
•Until you receive further instructions from the Nuveen
Ethics Office, your local/designated CCO, or Legal, do not
take any action in relation to the information, including

trading or recommending the relevant securities or
communicating the information to anyone else.
•Never make decisions on your own regarding potential
Material Non-Public Information, including whether such
information is actually Material Non-Public Information or
what steps should be taken.
•If the Nuveen Ethics Office, your local/designated CCO
and/or Legal determine that you have Material Non-
Public Information:
–Do not buy, sell, gift, or otherwise dispose of the issuer’s securities, whether on behalf of an Affiliate-Advised
Account or Portfolio, yourself, or anyone else.
–Do not in any way recommend, encourage, or influence
others to transact in the issuer’s securities, even if you do not specifically disclose or reference the Material Non-
Public Information.
–Do not communicate the Material Non-Public
Information to anyone, whether inside or outside Nuveen,
except in discussions with the Nuveen Ethics Office and
Legal and as expressly permitted by any confidentiality
agreement or supplemental policies and procedures of
your business unit.
•Please refer to Nuveen’s Material Non-Public Information
and Insider Trading Policy for detailed information.

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REPORTING REQUIREMENTS
UPON BECOMING AN EMPLOYEE
22.Within 10 calendar days of starting at Nuveen or
TIAA, acknowledge receipt of the Code. This
includes certifying that you have read the Code,
understand it, recognize that you are subject to it, have
complied with all of its applicable requirements, and
have submitted all Code-required reports.
23.Within 10 calendar days of starting at
Nuveen or TIAA, use StarCompliance to
report all of your Reportable Accounts and
holdings in Reportable Securities.
A)Report all Reportable Accounts using
StarCompliance within 10 calendar days of
starting at Nuveen or TIAA, making sure that you
include information about the broker, dealer, or
bank through which the account is held and the
type of account. You must also upload the most
recent statement in StarCompliance for each
Reportable Account.
B)If your account is not held with an approved
broker or is not feed eligible as described in item
25 below, you must manually input an initial
holding in StarCompliance for each Reportable
Security within 10 calendar days of starting at
Nuveen or TIAA. For Reportable Accounts held
with an approved broker that are feed-eligible, the
statement upload will fulfill your initial holdings
reporting and manual entry is not required unless
you wish to sell a Reportable Security prior to the
establishment of the account’s electronic feed in
StarCompliance. For each Reportable Security,
provide the security name and type, a ticker
symbol or CUSIP, the number of shares or units
held, and the principal amount (dollar value).
Note the following:
•This information must be no older than 45 calendar
days before your first day of employment.
•TIAA retirement plan accounts (other than those of
Household Members) and TIAA HSAs administered
by HealthEquity are not required to be manually
added to StarCompliance as they are automatically
added.
•There are separate procedures for Managed
Accounts, as described below in Item 27.
24.Within 10 calendar days of starting at Nuveen
or TIAA, report all current investments in
Private Placements (limited offerings). Limited
offerings are Reportable Securities.

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25.Within 30 calendar days of starting at
Nuveen or TIAA, move or close any
Reportable Account that is not at an
approved firm. This does not include Reportable
Accounts that are commonly not feed-eligible, such
as 401(k)s/403(b)s, HSAs, ESPP/ESOPs,
Pension/Annuity accounts, or 529 plans. See the
definition of “Reportable Account” above and
contact the Nuveen Ethics Office if you are unsure
whether your account must be held with an
approved firm. The list of approved firms is
maintained by the Nuveen Ethics Office and is
available in the document library of StarCompliance.
Under very limited circumstances, it may be
possible to obtain a waiver to keep a Reportable
Account at a non-approved firm. Examples
include:
•An account owned by a Household Member who
works at another financial firm with comparable
restrictions.
•An account that holds securities that
cannot be transferred.
•An account that cannot be moved
because of a trust agreement.
To apply for an exception, complete the Approved
Broker Exception Request Form in StarCompliance.
For any account granted an exception, you are
required to upload statements for the account in
StarCompliance at least quarterly for the entire
reporting period and manually enter all Reportable
Transactions in StarCompliance within 5 days of
execution.
Consultants, temporary workers, and employees
based outside of the US are generally not required
to move or close Reportable Accounts.
26.Within 30 calendar days of starting at
Nuveen or TIAA, seek approval to liquidate
any securities held prior to starting at
Nuveen or TIAA that you do not wish to
continue to hold. If you wish to liquidate
securities that you held prior to joining Nuveen or
TIAA, seek approval by contacting the Nuveen
Ethics Office within 30 calendar days of starting at
Nuveen or TIAA. If you do not liquidate securities
during this time, you will generally forfeit this
special consideration for liquidation and your trade
requests to sell shares in these securities may be
denied in the future.

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WHEN OPENING ANY MANAGED ACCOUNT
27.Get pre-approval for any new Managed
Account before any trading activity
commences and report the account within 10
calendar days of the date you or a Household
Member opens the account or an account becomes
a Reportable Account through marriage, cohabitation,
divorce, death, or another event. Using the appropriate
form which may be accessed in StarCompliance, provide
representations that support the classification of the
account as a Managed Account. For an account to be
classified as a Managed Account, the account owner must
have no direct or indirect influence or control over the
securities in the account. The form must be signed by the
account’s broker or investment manager and by all
account owners. The broker or investment manager
may provide a Managed Account agreement or letter
which substantiates the account as managed in lieu of
signing the form. You may be asked periodically to
confirm these representations or submit an updated form
to confirm such.
Note that upon request, you are also responsible for
providing duplicate statements for the Managed Account
to the Nuveen Ethics Office.
WHEN OPENING ANY NEW REPORTABLE
ACCOUNT
28.Report any new Reportable Account, including
Managed Accounts. Do this in StarCompliance within
10 calendar days of the date you or a Household member
opens the account or an account becomes a Reportable
Account through marriage, cohabitation, divorce, death, or
another event.
EVERY QUARTER
29.Within 30 calendar days of the end of each
calendar quarter, verify in StarCompliance that
all Reportable Transactions made during that
quarter have been reported. StarCompliance will
display all transactions of yours for which it has received
notice (except transactions in your TIAA pension and
retirement plan accounts, which you are not required
to report because the firm accesses this information
directly). For any other Reportable Transactions not
displayed, or displayed inaccurately, you are responsible
for making any necessary revisions in StarCompliance
prior to completing your certification.
30.For each Reportable Transaction, you must
provide, as applicable, the transaction date,
security name and type, ticker symbol or
CUSIP, interest rate (coupon) and maturity date,
number of shares, price at which the transaction
was effected, principal amount (dollar value),
the nature of the trade (buy or sell), and the name of
the broker, dealer, or bank that effected

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the transaction. It is very important that you carefully
review and verify the transactions and related details
displayed in StarCompliance, checking for accuracy
and completeness. Once again, if you find any
errors or omissions, correct or add to your list of
transactions in StarCompliance.
EVERY YEAR
31.Within 45 calendar days of the end of
each calendar year, acknowledge
receipt of the most recent version of the
Code and certify in StarCompliance as to
your annual Reportable Security
holdings and Reportable Accounts.
The reporting must contain the information
described in item 23 above and include your
certification that you have reported all Reportable
Accounts, and all holdings in Reportable
Securities at year end. If any of your Reportable
Accounts and/or holdings in Reportable Securities are
not displayed in StarCompliance or are displayed
inaccurately, you are responsible for making any
necessary revisions in StarCompliance to complete your
certification.
In addition, you must affirm each year through
StarCompliance that each Managed Account is properly
classified as a Managed Account, for yourself and on
behalf of any Household Member. This affirmation does
not require broker or investment manager involvement.
You also must acknowledge any amendments to the Code
that occur during the course of the year.

ADDITIONAL RULES FOR SECTION 16 PERSONS
•Pre-clear transactions in all closed-end funds through
StarCompliance. Any requests involving Nuveen closed-
end funds will be reviewed by Legal.
•Pre-clear buy/sell transactions involving any Nuveen
closed-end funds within your Managed Account(s).
•When selling for a gain any securities you buy that are
issued by the entity of which you are a Section 16 Person,
make sure it is at least 6 months after your most recent
purchase of that security. This rule extends to any
options or other transactions that may have the same
effect as a purchase or sale and is tested on a last-in-
first-out basis. You may be required to surrender any
gains realized through a violation of this rule. Note that
for any fund of which you are a Section 16 Person, no
exception from pre-clearance is available.
•Promptly email to the appropriate contact in Legal the
details of all executed transactions in Nuveen closed-end
funds of which you are a Section 16 Person.
•See the Nuveen Funds Section 16 Policy and Procedures
for additional information.
If you are unsure whether you are a Section 16 Person,
contact Legal or the Nuveen Ethics Office.

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CODE ADMINISTRATION
Training
You will be required to participate in training on the Code
when joining Nuveen or TIAA as well as periodically
during the time you are subject to the Code.
Exceptions
The Code exists to prevent violations of law. The Nuveen
Ethics Office may, under certain circumstances, grant
waivers from a Code requirement. No waivers or exceptions
that would violate any law will be granted.
Monitoring
The Nuveen Ethics Office is responsible for monitoring
accounts, transactions, holdings and certifications for any
violations of this Code.
Consequences of violation
Any individual who violates the Code is subject to penalty.
Penalties could include, among other possibilities, a written warning, restriction of trading privileges, unwinding or
reversing trades, disgorgement of trading profits, fines, and suspension or termination of employment.
Applicable rules
The Code has been adopted in recognition of Nuveen’s
fiduciary obligations to clients and in accordance with
various provisions of Rule 204A-1 under the Investment
Advisers Act of 1940 and Rule 17j-1 under the Investment
Company Act of 1940. This Code is also adopted by the
Affiliated Funds advised by Nuveen Fund Advisors, LLC,
TIAA-CREF Investment Management, LLC and Teachers
Advisors, LLC under Rule 17j-1.
Some elements of the Code also constitute part of Nuveen’s
response to Financial Industry Regulatory Authority
(FINRA) requirements that apply to registered personnel of
Nuveen Securities, LLC.

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